As filed with the Securities and Exchange Commission on May 23, 2018.

Registration No.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CENTURYLINK, INC.

(Exact name of registrant as specified in its charter)

Louisiana	4813	72-0651161
(State or other jurisdiction of incorporation)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Address, including zip code and telephone number, including area code of registrants’ principal executive offices)

CenturyLink, Inc. 2018 Equity Incentive Plan

(Full title of the plan)

Stacey W. Goff, Esq.

CenturyLink, Inc.

100 CenturyLink Drive

Monroe, LA 71203

(318) 388-9000

(Name, address, including zip code and telephone number, including area code of agent for service)

Copy to:

Hope M. Spencer, Esq.

Jones Walker LLP

201 St. Charles Avenue

New Orleans, Louisiana 70170-5100

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount (number of shares) to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Common Stock (par value $1 per share)
CenturyLink, Inc. 2018 Equity Incentive Plan	34,600,000	$19.265	$666,569,000	$82,988

(1)	Upon a stock split, stock dividend, or similar transaction in the future during the effectiveness of this Registration Statement and involving our Common Stock, the number of shares registered shall be automatically increased to cover the additional securities in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, based on the average of the high and low price per share of the Common Stock as reported on the New York Stock Exchange on May 18, 2018.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Information required by Part I of Form S-8 to be contained in the applicable prospectus is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by us with the U.S. Securities and Exchange Commission (the “Commission”), are incorporated herein by reference:

(a)	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, filed with the Commission on March 1, 2018;

(b)	Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2018, filed with the Commission on May 10, 2018;

(c)	The description of Company Common Stock included in Amendment No. 4 to our Registration Statement on Form 8-A filed with the Commission on March 2, 2015; and

(d)	Our Current Reports on Form 8-K or Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any such form), filed January 16, 2018; February 14, 2018; February 23, 2018; March 9, 2018; March 27, 2018; and May 9, 2018.

In addition, all documents, reports and definitive proxy or information statements filed by us with the Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all unsold securities shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Notwithstanding the foregoing, and except as otherwise provided in the relevant filing with the Commission, we are not incorporating by reference any documents, portions of documents or information deemed to have been “furnished” and not “filed” in accordance with Commission rules.

Any statements contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other document subsequently filed or incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Sections 1-850 through 1-859 of the Louisiana Business Corporation Act provide in part that the Company may indemnify each of its current or former directors and officers (each an “indemnitee”) against liability (including judgments, settlements, penalties, fines, or reasonable expenses) incurred by the indemnitee in a proceeding to which the indemnitee is a party if the indemnitee acted in good faith and reasonably believed either (i) in the case of conduct in an official capacity, that such indemnitee’s conduct was in the best interests of the Company or (ii) in all other cases, that such indemnitee’s conduct was at least not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the indemnitee had no reasonable cause to believe such indemnitee’s conduct was unlawful. The Company may also advance expenses to the indemnitee provided that the indemnitee delivers (i) a written affirmation of such indemnitee’s good faith belief that the relevant standard of conduct has been met by such indemnitee or that the proceeding involves conduct for which liability has been eliminated and (ii) a written undertaking to repay any funds advanced if (a) such indemnitee is not entitled to mandatory indemnification by virtue of being wholly successful, on the merits or otherwise, in the defense of any such proceeding and (b) it is ultimately determined that such indemnitee has not met the relevant standard of conduct. The Company has the power to obtain and maintain insurance on behalf of any person who is or was acting for us, regardless of whether the Company has the legal authority to indemnify, or advance expenses to, the insured person with respect to such liability.

Under Article II, Section 10 of the Company’s bylaws, which we refer to as the indemnification bylaw, the Company is obligated to indemnify its current or former directors and officers, except that if any of the Company’s current or former directors or officers are held liable under or settle any derivative suit, the Company is permitted but not obligated to indemnify the indemnified person to the fullest extent permitted by Louisiana law.

As permitted by Louisiana law, the Company’s articles of incorporation include a provision that, subject to certain exceptions, eliminates personal liability of a director or officer to the Company and its shareholders for monetary damages resulting from breaches of the duty of care, and further provides that any amendment or repeal of this provision will not affect the elimination of liability accorded to any director or officer for acts or omissions occurring prior to such amendment or repeal.

The Company’s articles of incorporation authorize the Company to enter into contracts with directors and officers providing for indemnification to the fullest extent permitted by law. The Company has entered into indemnification contracts providing contracting directors or officers the procedural and substantive rights to indemnification currently set forth in the indemnification bylaw. The Company refers to these contracts as indemnification contracts. The right to indemnification provided by these indemnification contracts applies to all covered claims, whether such claims arose before or after the effective date of the contract.

The Company maintains an insurance policy covering the liability of the directors and officers of the Company and its subsidiaries for actions taken in their official capacity. Subject to certain limitations, the indemnification contracts provide that, to the extent insurance is reasonably available, the Company will maintain comparable insurance coverage for each contracting party as long as such person serves as a director or officer and thereafter for so long as such person is subject to possible personal liability for actions taken in such capacities.

The foregoing is only a general summary of certain aspects of Louisiana law, certain provisions of the Company’s articles of incorporation and bylaws, and the Company’s indemnification contracts, and does not purport to be complete. It is qualified in its entirety by reference to (i) the relevant provisions of the Louisiana Business Corporation Act and (ii) the Company’s articles of incorporation, bylaws, and form of indemnification contract, each of which is on file with the Commission.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

5	Opinion of Jones Walker L.L.P.

23.1	Consent of KPMG LLP, Independent Registered Public Account Firm to CenturyLink, Inc.

23.2	Consent of Jones Walker L.L.P. (included in Exhibit 5)

24	Powers of Attorney (included in the signature pages of this Registration Statement)

99.1	CenturyLink, Inc. 2018 Equity Incentive Plan

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Monroe, State of Louisiana, on May 23, 2018.

CENTURYLINK, INC.

By:	/s/ Stacey W. Goff
Stacey W. Goff Executive Vice President, General Counsel and Secretary

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints Jeff K. Storey, Sunit S. Patel, and Stacey W. Goff, or any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and ratifying and confirming all that such attorney-in-fact and agent or his or her substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ Jeff K. Storey Jeff K. Storey	President, Chief Executive Officer and Director (Principal Executive Officer)	May 23, 2018

/s/ Sunit S. Patel Sunit S. Patel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 23, 2018

/s/ Eric Mortensen Eric Mortensen	Senior Vice President and Interim Controller (Principal Accounting Officer)	May 23, 2018

S-1

/s/ Martha H. Bejar Martha H. Bejar	Director	May 23, 2018

/s/ Virginia Boulet Virginia Boulet	Director	May 23, 2018

/s/ Peter C. Brown Peter C. Brown	Director	May 23, 2018

/s/ Kevin P. Chilton Kevin P. Chilton	Director	May 23, 2018

/s/ Steven T. Clontz Steven T. Clontz	Director	May 23, 2018

/s/ T. Michael Glenn T. Michael Glenn	Director	May 23, 2018

/s/ W. Bruce Hanks W. Bruce Hanks	Director	May 23, 2018

/s/ Mary L. Landrieu Mary L. Landrieu	Director	May 23, 2018

/s/ Harvey P. Perry Harvey P. Perry	Director	May 23, 2018

/s/ Glen F. Post, III Glen F. Post, III	Director	May 23, 2018

/s/ Michael J. Roberts Michael J. Roberts	Director	May 23, 2018

/s/ Laurie A. Siegel Laurie A. Siegel	Director	May 23, 2018

S-2